UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.     )

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☐	Preliminary Proxy Statement

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☑	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

PMFG, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PMFG, INC.

14651 North Dallas Parkway, Suite 500

Dallas, Texas 75254

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held November 8, 2012

The 2012 Annual Meeting of Stockholders of PMFG, Inc. (the “Company”) will be held on November 8, 2012, beginning at 9:00 a.m., central standard time, at our corporate offices located at 14651 North Dallas Parkway, Suite 500, Dallas, Texas 75254 (the “Annual Meeting”). The Annual Meeting will be held for the following purposes:

•	to elect two directors to serve until the 2015 Annual Meeting of Stockholders;

•	to conduct an advisory vote on the Company’s executive compensation program;

•	to ratify the appointment of Grant Thornton, LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 29, 2013; and

•	to transact such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

Information concerning the matters to be voted upon at the Annual Meeting is set forth in the enclosed proxy statement. If you were a stockholder as of the close of business on September 18, 2012, you are entitled to notice of, and to vote at, the Annual Meeting. Also enclosed is the Company’s Annual Report for fiscal year 2012.

You are cordially invited to attend the Annual Meeting in person. However, if you are unable to attend in person, please know that we desire to have maximum representation of our stockholders at the Annual Meeting and respectfully request that you vote your shares by Internet or telephone voting or by completing, signing, dating and promptly returning the enclosed proxy card in the enclosed pre-addressed, postage-paid envelope.

We look forward to hearing from you.

By Order of the Board of Directors,

Melissa G. Beare

Secretary

Dallas, Texas

September 25, 2012

YOUR VOTE IS IMPORTANT

Please vote early, even if you plan to attend the Annual Meeting

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on November 8, 2012

This proxy statement and the proxy card are accessible on the Internet to those stockholders entitled to vote at the Annual Meeting at http:// www.envisionreports.com/PMFG.

PMFG, INC.

14651 North Dallas Parkway, Suite 500

Dallas, Texas 75254

PROXY STATEMENT

We are furnishing you with this proxy statement on behalf of our Board of Directors (the “Board”) to solicit proxies for the 2012 Annual Meeting of Stockholders or any adjournment or postponement thereof (the “Annual Meeting”). This proxy statement includes information about the matters that will be discussed and voted on at the Annual Meeting and provides you with updated information about the Company. This proxy statement and the enclosed proxy card are first being mailed to our stockholders on or about September 28, 2012. As used in this proxy statement, the terms “PMFG,” “Company,” “we,” “us,” and “our” refer to PMFG, Inc.

The Annual Meeting will be held on November 8, 2012, beginning at 9:00 a.m., central standard time, at our corporate offices located at 14651 North Dallas Parkway, Suite 500, Dallas, Texas 75254.

This proxy statement is furnished to holders of our common stock as of the record date as part of the solicitation of proxies by our Board in connection the proposals to be presented at the Annual Meeting. Our Board has set September 18, 2012 as the record date for the Annual Meeting (the “Record Date”). Only holders of our common stock as of the close of business on September 18, 2012 are entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, there were 20,977,935 shares of our common stock outstanding.

At the Annual Meeting, you will be asked to consider and vote on the following proposals:

•	To elect two directors named in this proxy statement to serve until the 2015 Annual Meeting of Stockholders;

•	To conduct an advisory vote on the Company’s executive compensation program;

•	To ratify the appointment of Grant Thornton, LLP (“Grant Thornton”) as our independent registered public accounting firm for the fiscal year ending June 29, 2013; and

•	To transact such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

At the present, we are not aware of any other matters to be presented for stockholder action at the Annual Meeting.

Our Board recommends that you vote your shares as follows:

•	“FOR” the election of each of the two director nominees named herein;

•	“FOR” the Company’s executive compensation program; and

•	“FOR” the ratification of the appointment of Grant Thornton as our independent registered public; accounting firm for the fiscal year ending June 29, 2013.

Question and Answers About the Annual Meeting

Q:	What vote is required to approve each proposal?

A:	Election of directors

The directors will be elected by a plurality of the votes cast by holders of our common stock, which means that the two director nominees who receive the most votes will be elected to our Board. If you withhold authority to vote for a director nominee, your shares will not be counted in the vote for that director nominee, although it will be counted for purposes of determining whether there is a quorum. As discussed below, the election of directors is considered a non-routine item and therefore may not be voted upon by your broker, bank or other nominee if you do not provide voting instructions on this proposal.

Ratification of our independent registered public accounting firm

The Audit Committee of our Board of Directors (the “Audit Committee”) has appointed Grant Thornton as our independent registered public accounting firm for the fiscal year ending June 29, 2013. Although we are not required to seek ratification of the Audit Committee’s appointment of Grant Thornton as our independent registered public accounting firm for the fiscal year ending June 29, 2013, our Board seeks ratification from our stockholders for such appointment as a matter of good corporate governance. The affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon is required to ratify the appointment of Grant Thornton as our independent registered public accounting firm for the fiscal year ending June 29, 2013. If the selection of Grant Thornton is not ratified at the Annual Meeting, the Audit Committee may consider the engagement of a different independent registered public accounting firm, but will not be obligated to do so. Abstentions will not be counted as voting “FOR” or “AGAINST” the ratification of the appointment of Grant Thornton and therefore will have no effect on the outcome of this proposal.

Advisory vote on executive compensation program

The affirmative vote of a majority of the shares of common stock present at the meeting in person or by proxy and entitled to vote is required for the approval of the compensation of our named executive officers. Abstentions will be considered votes cast against the matter and “broker non-votes” will not be considered votes cast.

Q:	Under what circumstances will the Annual Meeting be adjourned?

A:	If holders of fewer than 10,488,967 shares are present or represented at the Annual Meeting, the stockholders entitled to vote at the Annual Meeting, present in person or by proxy, may adjourn and reschedule the Annual Meeting, without notice other than announcement at the Annual Meeting, until a quorum is present or represented.

Q:	What is the difference between a holder of record and a beneficial owner of our common stock?

A:	Holders of Record

If your shares of our common stock are registered directly in your name with our transfer agent, Computershare, LLC, you are considered, with respect to those shares, the holder of record, and these proxy materials are being sent directly to you by the Company. As the holder of record, you have the right to grant your voting proxy directly to the Company or to vote by Internet, telephone, mail or in person at the Annual Meeting. To vote by Internet or telephone voting, follow the instructions on the enclosed proxy card. To vote by mail, we have enclosed a proxy card with this proxy statement for you to use.

“Street name Holders”

If your shares of our common stock are held by a broker, bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the holder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote such shares and you are also invited to attend the Annual Meeting. Your broker, bank or other nominee has enclosed a voting instruction card with this proxy statement for you to use in directing the broker, bank or other nominee how to vote your shares. You may also vote your shares in person at the Annual Meeting by following the instructions below.

Q:	How can I vote my shares in person at the Annual Meeting?

A:

Shares of our common stock held directly in your name as the holder of record may be voted in person at the Annual Meeting. If you choose to do so, please bring the enclosed proxy card or proof of identification. You are encouraged to vote promptly by Internet or telephone or by returning the enclosed proxy card even if you plan to attend the Annual Meeting in person. If you hold your shares in “street name” and desire to attend the Annual Meeting and vote in person, you must show proof of ownership of your shares. Proof of ownership may be established in the form of a letter from the holder of record or a recent statement from the broker, bank or other nominee showing your ownership of our common stock on the Record Date.

Q:	How can I vote my shares without attending the Annual Meeting?

A:	If you hold shares directly as the holder of record, you may direct your vote with respect to such shares without attending the Annual Meeting by Internet or telephone voting or by completing, signing, dating and returning the enclosed proxy card in the enclosed pre-addressed, postage-paid envelope. If you complete, sign, date and return your proxy card and we receive the proxy card prior to or at the Annual Meeting, your proxy will be voted as you instructed. If you sign and return a proxy card but do not provide instructions as to your vote, your proxy will be voted “FOR” each proposal and in the discretion of our Board on any other matter that properly comes before the Annual Meeting.

If you are the beneficial owner of shares held in “street name,” the methods by which you can give the voting instructions to the broker or nominee may vary. Accordingly, beneficial owners should follow the instructions provided by their brokers or nominees to vote by Internet, telephone or mail.

Q:	Can I change my vote after I have voted by proxy?

A:	Yes. You may change your vote at any time before your proxy is voted at the Annual Meeting by revoking your proxy.

If you are a holder of record of our common stock, you may revoke your proxy by:

•

attending the Annual Meeting and voting your shares in person at the Annual Meeting. Please note that your attendance at the Annual Meeting alone will not revoke your proxy — you also must vote at the Annual Meeting;

•	delivering a written notice to our Corporate Secretary stating that you would like to revoke your proxy; or

•

submitting a later dated vote by Internet or telephone prior to 1:00 a.m. central standard time on November 8, 2012 or by delivering another duly executed proxy bearing a later date than the proxy being revoked to our Corporate Secretary so that it arrives prior to the Annual Meeting.

Unless you attend the meeting and vote your shares in person, you should change your vote using the same method (by Internet, telephone or mail) that you first used to vote your shares. This will help the inspectors of election for the meeting verify your latest vote. If you send a written notice revoking your proxy or new duly executed proxy card, it should be sent to our Corporate Secretary at PMFG, Inc., Attention: Corporate Secretary, 14651 North Dallas Parkway, Suite 500, Dallas, Texas 75254.

If you are a “street name holder” of our common stock and you instructed a broker, broker or other nominee to vote your shares, you must follow your broker, bank or other nominee’s directions for changing those instructions.

Q:	How will my shares be voted if I do not give specific voting instructions?

A:	Beneficial Owners

If you are a “street name holder” of shares and do not submit voting instructions to your broker, bank or other nominee, the nominee that holds your shares may use their discretion in voting your shares with respect to “routine items,” but not with respect to “non-routine items,” under the rules of the NASDAQ Stock Market, Inc. (“NASDAQ”). On non-routine items for which you do not submit voting instructions to your broker, bank or other nominee, these shares will not be voted and will be treated as “broker non-votes.” The proposal to ratify the appointment of Grant Thornton as our independent registered public accounting firm for fiscal year 2013 is the only routine item being submitted to stockholders at the Annual Meeting and therefore may be voted upon by your broker, bank or other nominee if you do not provide voting instructions on this proposal. All other matters to be considered at the Annual Meeting are considered a non-routine item and therefore may not be voted upon by your broker, bank or other nominee if you do not provide voting instructions on this proposal.

Holders of Record

If you are a stockholder of record and you do not specify a choice on a matter when returning a proxy your shares will be voted in accordance with the recommendations of our Board.

Q:	What does it mean if I receive more than one proxy card or voting instruction card?

A:	It likely means your shares are registered differently or are in more than one account. Please provide voting instructions for each proxy and voting instruction card you receive.

Q:	Who will count the votes?

A:	Votes will be counted by the independent inspector of election appointed for the Annual Meeting.

Q:	Who pays for the solicitation of proxies?

A:	We will bear the cost of soliciting proxies, including the cost of preparing, printing and mailing this proxy statement and other proxy materials, and the cost of reimbursing brokers, banks and other nominees for reasonable expenses incurred in forwarding the proxy materials to the beneficial owners of our common stock. Our directors, officers and employees also may solicit proxies in person, or by telephone, electronic mail, facsimile or otherwise, but will not receive additional compensation for these activities. Arrangements also may be made with brokerage houses and other custodians, nominees and fiduciaries for forwarding the proxy materials to the beneficial owners of our common stock. We also may reimburse them for their reasonable out-of-pocket expenses in connection with these services.

Q:	Where can I find the voting results of the Annual Meeting?

A:	We will report the final voting results, or the preliminary voting results if the final voting results are unavailable, in a Current Report on Form 8-K within four business days following the Annual Meeting. If we report the preliminary voting results at such time, the final voting results will be published in an amendment to that Current Report on Form 8-K when available. You may access this report and the Company’s other filings with the Securities and Exchange Commission under the “Investors” tab on our website at www.pmfginc.com.

WHO CAN HELP ANSWER YOUR QUESTIONS

If you have any questions about any of the proposals to be presented at the Annual Meeting or how to submit your proxy card, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, you should contact:

PMFG, Inc.

14651 North Dallas Parkway, Suite 500

Dallas, Texas 75254

Telephone: 214-357-6181

Attention: Corporate Secretary

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At the Annual Meeting, two persons will be elected to each serve as a director for a three-year term expiring at our 2015 Annual Meeting of Stockholders. This section contains information relating to the two director nominees and the directors whose terms of office continue after the Annual Meeting. The director nominees were selected by the Nominating and Corporate Governance Committee (the “Nominating Committee”) and approved by the Board for submission to our stockholders. The nominees for election at the Annual Meeting are Sherrill Stone and Peter Burlage.

Both Mr. Stone and Mr. Burlage are standing for re-election. Mr. Stone was first appointed to the Board in 1986 and Mr. Burlage was first appointed to the Board in 2006. Mr. Stone and Mr. Burlage were recommended to the Nominating Committee by Clayton Mulford, a non-employee director and a member of the Nominating Committee, and Kenneth Hanks, a non-employee director and member of the Nominating Committee.

The Board recommends a vote “FOR” election of each of the nominees.

The following is biographical information about each of our directors and director nominees, including the particular experience, qualifications, attributes and skills of the directors and directors’ nominees that led to the Board of Director’s conclusion that these individuals should serve as a director of the Company:

Nominees to be Elected for Terms Expiring at the 2015 Annual Meeting of Stockholders

Sherrill Stone, age 75, has served as our Chairman of the Board since 1993 and as a director since 1986. He served as our Chief Executive Officer from 1993 to 2006 and as our President from 1986 through 2002 and from 2003 to 2006.

Mr. Stone has over three decades of experience in the manufacturing industry and has extensive experience in executive management and, as the former CEO of the Company, is very knowledgeable about the Company’s products, customers and market opportunities.

Peter J. Burlage, age 48, joined the Company in 1992 and has served as a director since June 2006. He has served as our President and Chief Executive Officer since June 2006. Mr. Burlage served as our Executive Vice President and Chief Operating Officer from October 2005 to June 2006 and as Vice President of our Environmental Systems business from January 2001 to October 2005. He also served as Vice President of Engineering from 2000 to 2001 and SCR Division Manager from 1997 to 2000.

Mr. Burlage has over 20 years of experience with the Company and has served in a variety of leadership and executive roles within the Company. He has managed a variety of complex business operations, oversees business risk and is responsible for executing the Company’s strategic goals. Mr. Burlage, as a result of these experiences with the Company, including serving as our President and Chief Executive Officer, also has extensive knowledge of the Company’s products, employees, customers and market opportunities, including international markets.

Current Directors Whose Terms Expire at the 2014 Annual Meeting of Stockholders

Robert McCashin, age 65, has been a director since November 2006. He served as Chairman of Identix, Inc. from 2000 until his retirement in 2004 and as its Chief Executive Officer from 2000 to 2002. Identix designs, develops, manufactures and markets multi-biometric security products. Mr. McCashin was employed by Electronic Data Systems Corporation from 1971 to 1999 where he last served as a Corporate Vice President. He previously served on the board of directors of Argon ST, Inc.

Mr. McCashin has over 30 years of management and corporate experience and has served in a variety of senior executive roles. He also has extensive experience as a member of public company boards and has thorough knowledge of accounting, investments, mergers and acquisitions and financial markets. Mr. McCashin is also experienced in risk management, corporate governance and strategic planning matters.

Howard G. Westerman, Jr., age 59, has been a director since May 2006. He has served as Chairman and Chief Executive Officer of J-W Energy Company, an energy development and services company, since 1999. Mr. Westerman has been employed by J-W Operating Company since 1978. He currently serves on the board of directors of Applied Nanotech Holdings, Inc.

Mr. Westerman has over 10 years of experience as a chief executive Officer and has in-depth knowledge of executive management, leadership and strategic planning. Mr. Westerman also provides the Board with additional insight into issues involving shareholder value and risk.

Current Directors Whose Terms Expire at the 2013 Annual Meeting of Stockholders

Kenneth R. Hanks, age 58, has been a director since May 2006. He served as Chief Financial Officer and Treasurer of SWS Group, Inc., a financial services company, from 2002 until 2010. Mr. Hanks also served as Chief Operating Officer of SWS Group from 1998 to 2002 and as Chief Financial Officer of Southwest Securities, Inc., SWS Group’s primary operating subsidiary, from 1996 to 1998. Mr. Hanks also serves as an arbitrator with the Financial Industry Regulatory Authority (FINRA, formerly known as the NASD) and formerly served as a member of the NASD’s District 6 Business Conduct Committee. Mr. Hanks currently serves as a consultant to NexBank Capital, Inc. in Dallas, Texas.

Mr. Hanks has over 25 years of experience as a senior executive in the financial services industry and has served in a variety of leadership roles. He has significant expertise and experience in accounting, tax, financial markets, investing and financial matters and is qualified to serve as an “audit committee financial expert”, as defined in the rules of the Securities and Exchange Commission (“SEC”).

R. Clayton Mulford, age 56, has been a director since January 2002. From March 2007 until August 2011, he served as the Chief Operating Officer of the National Math and Science Initiative, a large national non-profit educational foundation. An attorney, Mr. Mulford was a partner of Jones Day from January 2004 until February 2007. Before he joined Jones Day, Mr. Mulford was a partner and member of the executive committee of Hughes & Luce, LLP, now K&L Gates LLP. He previously served as lead corporate legal counsel to us for over 15 years. Mr. Mulford currently serves as a consultant to the National Math and Science Initiative, and on the boards of several private corporate, non-profit and philanthropic organizations.

Mr. Mulford brings to the Board over three decades of experience in corporate and legal matters as a result of representing both public and private companies as outside legal counsel and as an executive officer of a non-profit organization. Mr. Mulford has extensive experience assisting companies with corporate finance, mergers & acquisitions, corporate governance and risk management.

PROPOSAL NO. 2

SAY ON PAY: EXECUTIVE COMPENSATION ADVISORY VOTE

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), we are asking that you cast a non-binding, advisory vote on the following resolution at the 2012 Annual Meeting of Stockholders:

RESOLVED, that, on an advisory basis, the compensation of our named executive officers, as disclosed in the Compensation Discussion & Analysis, compensation tables and related disclosure in this proxy statement for the 2012 Annual Meeting of Stockholders, is hereby APPROVED.

As described in the section titled “Compensation Discussion and Analysis,” the Company believes that our past accomplishments and growth support the effectiveness of our executive pay program, which is intended to attract, motivate and retain experienced and skilled executives. We also believe the program provides the named executive officers listed in our summary compensation table with compensation that is competitive within our industry, internally equitable and commensurate with each officer’s talents and responsibilities. The program is intended to closely align total executive compensation with the attainment of our annual and long-term performance goals. The compensation of our executive officers consists of base salary, annual incentive bonuses and long-term equity incentive compensation. Stockholders are urged to read the Compensation Discussion and Analysis section of this Proxy Statement which more thoroughly discusses how our compensation policies and procedures implement our compensation philosophy. The Compensation Committee and the Board believe that these policies and procedures are effective in implementing our compensation philosophy and goals.

The vote on this proposal is not intended to address any specific element of compensation. Rather, the vote relates to the compensation of our named executive officers, as described under the heading “Compensation Discussion and Analysis” in this proxy statement. The vote is advisory, which means that the vote is not binding on the Company, our Board of Directors, or the Compensation Committee. However, the Compensation Committee expects to consider the outcome of this advisory vote in evaluating whether any actions are appropriate with respect to our compensation programs for our executive officers in future years.

This non-binding, advisory vote is scheduled to be conducted every year. The next vote is expected to take place at our 2013 Annual Meeting of Stockholders.

The Board recommends a vote “FOR” the approval of the compensation of our named executive officers.

PROPOSAL NO. 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Grant Thornton to serve as our independent registered public accounting firm for the fiscal year ending June 29, 2013. Grant Thornton has served in this same capacity for the Company since their initial appointment in 1967. The Board is asking stockholders to ratify this appointment. SEC regulations and the NASDAQ listing requirements require the Company’s independent registered public accounting firm to be engaged, retained, and supervised by the Audit Committee. However, the Board considers the selection of an independent registered public accounting firm to be an important matter to shareholders. Accordingly, the Board considers a proposal for stockholders to ratify this appointment to be an opportunity for stockholders to provide input to the Audit Committee and the Board on a key corporate governance issue. The Company expects that representatives of Grant Thornton will be present at the Annual Meeting to respond to appropriate questions and will have an opportunity to make a statement if they desire to do so.

The Board recommends a vote “FOR” the ratification of Grant Thornton as our independent registered public accounting firm.

CORPORATE GOVERNANCE

General

The Company has established corporate governance practices, including adopting the following:

•	a corporate code of conduct applicable to all of the Company’s directors, officers and employees;

•	a policy for the treatment of complaints regarding accounting matters, internal accounting controls or auditing matters;

•	a policy regarding stockholder communications with the Board and individual directors;

•	a policy regarding director nominations;

•	a policy regarding director candidate recommendations by stockholders; and

•	written charters for its Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

The Company’s corporate code of conduct, various policies and committee charters are available on the “Corporate Governance” page of the “Investor Relations” section of the Company’s website at www.pmfginc.com. Copies of these documents are also available upon written request to the Company’s Secretary. The Company will post information regarding any amendments to, or waivers of, any provisions of its corporate code of conduct on the “Corporate Governance” page of the “Investor Relations” section of its website.

The Company will continue to review and modify its policies and procedures to ensure compliance with developing standards in corporate governance.

Director Independence

The Board has established a policy requiring a majority of the members of the Board to be independent. The Board has determined that Mr. Stone, Mr. Hanks, Mr. McCashin, Mr. Mulford and Mr. Westerman are each independent of the Company and its management within the meaning of the NASDAQ listing requirements.

Board Composition and Director Qualifications

The Board has adopted a Board Nominations Policy, which is administered by the Nominating Committee. This policy is intended to be a flexible set of guidelines for the effective functioning of the Company’s nominations process. The Nominating Committee periodically assesses the appropriate size and composition of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event vacancies are anticipated or otherwise arise, the Nominating Committee will review and assess potential candidates and uses various methods for identifying candidates for director. Although the Nominating Committee does not have a formal diversity policy in place for the director nomination process, diversity is an important factor in the Nominating Committee’s consideration and assessment of a candidate for director, with diversity being broadly construed to mean a variety of opinions, perspectives, experiences, backgrounds, training, education and skill sets, as well as other differentiating characteristics. The Nominating Committee recommends candidates to the Board it believes will result in a diversity of characteristics and satisfy the needs of the Board at that point in time. Candidates may be recommended by Board members, management, stockholders or professional search firms. Generally, director candidates should:

•	have exemplary character and integrity and be willing to work constructively with others;

•	have sufficient time to devote to Board meetings and consultation on Board matters;

•	be free of conflicts of interest that violate applicable law or interfere with director performance;

•	have the capacity and desire to represent the interests of our stockholders as a whole;

•

have the ability to contribute to the mix of skills, core competencies and qualifications of the Board through expertise in one or more of the following areas: accounting and finance, mergers and acquisitions, marketing, management, law, academia, strategic planning, technology, investor relations, executive leadership development and executive compensation;

•	be accomplished in their respective fields with superior credentials and recognition;

•	have prior experience in service as a senior officer, director or trusted advisor to senior management of a publicly held company or a company similarly situated to the Company; and

•	have knowledge of the critical aspects of the Company’s business and operations.

The director qualifications described above are intended to provide a flexible guideline for the effective functioning of the Company’s director nomination process.

Director Candidate Recommendations by Stockholders

In addition to recommendations from Board members, management or professional search firms, the Nominating Committee will consider director candidates submitted for consideration by stockholders. The Nominating Committee will evaluate any director candidates recommended by a stockholder according to the same criteria as a candidate identified by the Nominating Committee. Stockholders must submit their director recommendations to the Nominating Committee in order to be considered, in writing not less than 120 calendar days prior to the first anniversary of the date on which the Company first mailed its proxy materials to stockholders for the prior year’s annual meeting of stockholders. Stockholder nominations must be delivered to: PMFG, Inc., 14651 North Dallas Parkway, Suite 500, Dallas, Texas 75254, Attn: Chairman of the Board, Director Candidate Submission.

Director candidate nominations submitted by stockholders must include the following information:

•	the name and address of the recommending stockholder;

•

the number of shares of Company common stock beneficially owned by the recommending stockholder and whether the stockholder held the shares on the record date and intends to hold its shares on the date of the Annual Meeting;

•	the name, age, business address and residence of the candidate;

•	the principal occupation or employment of the candidate for the past five years;

•	a description of the candidate’s qualifications to serve as a director, including financial expertise and why the candidate does or does not qualify as “independent” under NASDAQ listing requirements;

•	whether the stockholder plans to deliver a proxy statement and form of proxy to holders of at least the percentage of shares of the Company entitled to vote required to elect such nominee or nominees;

•	whether the stockholder plans to appear in person or by proxy at the meeting to nominate the persons named in the notice;

•	the number of shares of Company common stock beneficially owned by the candidate; and

•

a description of any arrangements or understandings between the recommending stockholder and the candidate or any other person pursuant to which the recommending stockholder is making the recommendation.

In addition, the recommending stockholder and/or the candidate, as applicable, must submit a signed statement agreeing and acknowledging that:

•

the candidate consents to being a director candidate and, if nominated and elected, will serve as a director representing the Company and its stockholders in accordance with the Company’s Certificate of Incorporation, Bylaws, corporate governance codes and policies and other applicable laws;

•	the candidate, if elected, will comply with the Company’s policies and procedures and all rules and regulations applicable to the Board and individual directors; and

•

the recommending stockholder and the candidate will promptly provide any additional information requested by the Nominating Committee and/or the Board to assist in the evaluation of the candidate, including a completed and signed questionnaire for directors and officers on the Company’s standard form questionnaire and agree to be interviewed by members of the Nominating Committee.

Communications with the Board

Stockholders may communicate with the Board, any committee of the Board, the independent or non-employee directors, each as a group, or with any individual director by submitting communications in writing to the Company’s Chairman of the Board. All communications must identify the author and state that the author is a stockholder of the Company. Stockholder communications should be mailed to the following address in an envelope that clearly indicates the intended recipients: PMFG, Inc., 14651 North Dallas Parkway, Suite 500, Dallas, Texas 75254, Attn: Chairman of the Board, Stockholder Communication. The Chairman of the Board will distribute the communication to the Board or to any individual director or directors, as appropriate, depending on the request of the stockholder and the facts and circumstances of the communication.

BOARD MEETINGS, COMMITTEES AND COMPENSATION

Board Meetings

Our business is managed under the direction of our Board. Our Board meets regularly to review significant developments and to act on matters requiring Board approval. Our Board met seven times during fiscal 2012. Each incumbent director attended at least 75% of the total number of meetings of the Board and committees on which he served. We have not adopted a formal policy on director attendance at Board or stockholder meetings because the Board believes that high standards of director attendance, preparedness and active participation have been encouraged and adhered to by the current Board. The Board will continue to monitor director attendance and will formally adopt a policy if it deems appropriate. Each of our directors attended the 2011 Annual Meeting of Stockholders.

Board Leadership Structure

Since June 2006, the Board has maintained a leadership structure that separates the role of the Chairman of the Board and the Chief Executive Officer. The Board adopted this structure to promote decision-making and governance independent of that of our management and to better perform the Board monitoring and evaluation functions. The separation of roles also allows our CEO to focus on the operations and strategic planning of the Company and our independent Chairman to devote his time to ensuring the Board remains focused on the Company’s long-term strategic plans, developing Board agendas, working with Company management to ensure the Board has timely and adequate information and coordinating Board committee activities. The Board recognizes the time, effort and energy that the CEO is required to devote to his position in the current business environment, as well as the commitment required to serve as our Chairman, particularly as the Board’s oversight responsibilities continue to expand. The Board believes, due to the continued leadership and experience provided by these two individuals, that having separate positions is the appropriate leadership structure for the Company at this time and demonstrates our commitment to good corporate governance.

Board’s Role in Risk Oversight

The Board has an active role in overseeing management of the Company’s risks. The Board periodically receives and reviews information from management regarding the risks associated with the Company’s operations, financial condition, markets and principal customers, as well as the risks associated with each. This is principally accomplished through the Audit Committee’s discussions with the full Board and briefings provided by management and advisors of the Company. The Audit Committee’s charter mandates that the Audit Committee review and discuss with management and the Company’s independent public accountants, as appropriate, the Company’s principal financial risks and consider measures to monitor, control or reduce such risk exposure. Accordingly, the Audit Committee schedules time for periodic review of risk management, in addition to its other duties. In this role, the Audit Committee receives information from management and other advisors, and strives to generate serious and thoughtful attention to the Company’s risk management process and system, the nature of the material risks the Company faces and the adequacy of the Company’s policies and procedures designed to respond to and mitigate these risks.

In addition, the Board’s other standing committees also routinely monitor the various risks that fall under their respective purview as set forth in each Board committee’s charter. Each Board committee routinely reports its actions to the Board, enabling the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Board Committees

Standing committees of the Board include the Audit Committee, the Compensation Committee and the Nominating Committee. Committee members are appointed annually by the Board and serve until their successors are appointed and qualified or until their earlier resignation or removal.

Audit Committee.    The Audit Committee presently consists of Mr. Hanks (Chair), Mr. McCashin, Mr. Mulford, Mr. Westerman and Mr. Stone. The Audit Committee oversees our accounting and financial reporting processes and the audits of the Company’s financial statements. The responsibilities and duties of the Audit Committee include:

•	appointing, terminating, compensating and overseeing the work of the Company’s independent registered public accounting firm;

•	pre-approving all audit, review and permitted non-audit services provided by the Company’s independent registered public accounting firm;

•	evaluating the independence of the Company’s independent registered public accounting firm;

•	reviewing external and internal audit reports and management’s responses thereto;

•	overseeing the integrity of the audit process, financial reporting process, system of internal accounting controls and financial statements of the Company;

•

reviewing annual and quarterly financial statements, including disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth in periodic reports filed with the SEC;

•	reviewing and discussing with management the Company’s earnings releases;

•	providing the Board with information and materials as it deems necessary to make the Board aware of significant financial, accounting and internal control matters of the Company;

•	overseeing the receipt, investigation, resolution and retention of all complaints submitted under the Company’s “whistleblower” policy;

•	preparing the Audit Committee report to be included in our annual proxy statement; and

•	reviewing the adequacy of the Audit Committee charter on an annual basis.

The Audit Committee met five times in fiscal 2012. Our independent registered public accounting firm reports directly to the Audit Committee. Each member of the Audit Committee has the ability to read and understand fundamental financial statements. The Board has determined that all of the members of the Audit Committee are “independent” as defined in the NASDAQ listing standards. The Board has also determined that Mr. Hanks meets the requirements of an “audit committee financial expert” as defined by the rules of the SEC. In addition, the Board has determined that all of the members of the Audit Committee satisfy the SEC requirements relating to independence of audit committee members.

Compensation Committee.    The Compensation Committee presently consists of Mr. Mulford (Chair), Mr. Hanks, Mr. McCashin, Mr. Westerman and Mr. Stone. The Compensation Committee establishes, administers and reviews the Company’s policies, programs and procedures for compensating our executive officers and Board members. The responsibilities and duties of the Compensation Committee include:

•	determining the compensation for the Company’s executive officers, including our Chief Executive Officer;

•	assisting in developing and reviewing the annual performance goals and objectives of our executive officers, including our Chief Executive Officer;

•	assessing the adequacy and competitiveness of our executive compensation program;

•	administering our incentive compensation program and other equity-based compensation plans;

•	reviewing and recommending compensation for our outside directors;

•	preparing the Compensation Committee report to be included in our annual proxy statement; and

•	reviewing the adequacy of the Compensation Committee charter on an annual basis.

The Compensation Committee met five times in fiscal 2012. The Board has determined that each of the members of the Compensation Committee is “independent” under the NASDAQ listing requirements.

Nominating Committee.    The Nominating Committee presently consists of Mr. McCashin (Chair), Mr. Mulford, Mr. Hanks, Mr. Westerman and Mr. Stone. The responsibilities and duties of the Nominating Committee include:

•	assisting the Board in developing qualifications for Board membership;

•	identifying qualified candidates for Board membership;

•	assessing the size and composition of the Board and its committees and identifying qualities, skills and areas of expertise that will help strengthen and balance the Board;

•	assisting the Board in establishing policies and procedures for submission of director candidates by stockholders;

•	assisting the Board in determining membership on Board committees;

•	assisting the Board with performance evaluations of the Board and its committees and, upon request of the Board, our executive officers;

•	assisting the Board in developing corporate governance principles and procedures applicable to the Board and the Company’s employees;

•	assisting the Board in succession planning, including evaluating potential successors to the Company’s Chief Executive Officer; and

•	reviewing the adequacy of the Nominating Committee charter on an annual basis.

The Nominating Committee met three times in fiscal 2012. The Board has determined that each of the members of the Nominating Committee is “independent” under the NASDAQ listing requirements.

Director Compensation

During 2007, the Board approved changes to non-employee director compensation, which have been effective since fiscal 2008 and remained effective for fiscal 2012. Each element of non-employee director compensation is described below.

Cash Compensation.    Our non-employee directors receive an annual cash retainer of $25,000 ($50,000 for Mr. Stone, the Chairman of the Board), plus $1,500 for each Board meeting and Board committee meeting attended. Committee chairs receive an additional annual cash retainer of $5,000.

Stock-Based Compensation.    In July 2011, our non-employee directors received a total of 6,000 shares of common stock (12,000 shares for Mr. Stone) for Board service for the 2012 fiscal year. These shares were vested on the grant date. This grant was approved by our Board pursuant to the terms of the Company’s 2007 Stock Incentive Plan.

Director Compensation Table.    The following table sets forth certain information regarding the compensation earned by our non-employee directors during fiscal 2012.

	Director Compensation
Name(1)	Fees Earned or Paid in Cash(2)	Stock Awards(3)	Total
Sherrill Stone	$86,000	$254,880	$340,880
Kenneth R. Hanks	66,000	127,440	193,440
Robert McCashin	66,000	127,440	193,440
R. Clayton Mulford	66,000	127,440	193,440
Howard G. Westerman, Jr.	61,000	127,440	188,440

(1)	Peter J. Burlage, the Company’s President and Chief Executive Officer, is not included in this table because he was an employee of the Company during fiscal 2012 and, therefore, did not receive compensation for his service as a director. See “Executive Compensation — Summary Compensation Table” below for a discussion of the compensation earned by Mr. Burlage as an employee of the Company.

(2)	Represents the annual cash retainer for non-employee directors of $25,000 ($50,000 for Mr. Stone, the Chairman of the Board), plus $1,500 for each Board meeting and Board committee meeting attended. Non-employee Committee chairs receive an additional annual cash retainer of $5,000.

(3)	Represents the aggregate grant date fair value computed as the number of restricted shares granted multiplied by the closing price of our common stock ($21.24) on the date of grant, which was July 8, 2011.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Our compensation program for our executive officers is designed and administered under the direction of our Compensation Committee, which is currently comprised of five independent directors. The following discussion and analysis is focused primarily on the compensation of our executive officers during fiscal 2012, with additional information provided for our chief executive officer and our other named executive officers. Our “named executive officers” are the individuals who served as our chief executive officer and our chief financial officer and our three other most highly compensated executive officers. Information regarding the compensation of our named executive officers is provided under “Executive Compensation” following this section.

Compensation Program Objectives

Our compensation program is intended to attract, retain and motivate the key people necessary to lead our Company to achieve enhanced long-term stockholder value and reflects the Compensation Committee’s belief that executive compensation should seek to align the interests of the Company’s executives and key employees with those of our stockholders. Our compensation program also is designed to differentiate compensation based upon individual contributions and performance.

In setting compensation, the Compensation Committee seeks to provide a competitive package to our executives to ensure that our compensation practices do not put the Company at a competitive disadvantage in retaining and attracting executives, within a cost structure appropriate for our Company.

Elements of Compensation

The components of our executive compensation program provide for a combination of fixed and variable compensation. These components are:

•	base salary;

•	annual incentive compensation;

•	long-term incentive compensation in the form of equity awards;

•	broad-based employee benefits; and

•	severance benefits and limited other perquisites.

Consideration of the Results of the 2011 Say-On-Pay Voting Results

At our 2011 Annual Meeting of Stockholders, we received approximately 92% approval, based on the total votes cast, for our first advisory “say-on-pay” vote to approve the Company’s executive compensation program. Our stockholders also agreed with the Company’s recommendation that we hold future advisory say-on-pay votes on an annual basis. Our Board and Compensation Committee considered and discussed these voting results at their various meetings held during fiscal year 2012. Based on its prior recommendation, our Board adopted our stockholders’ recommendation for an annual frequency for future say-on-pay votes. The Compensation Committee specifically considered the voting results when exploring potential changes to our named executive officer compensation program for fiscal year 2013. The Compensation Committee believes the voting results demonstrate significant support for our executive compensation program, and chose not to make any changes to the existing program for fiscal year 2013 in response to the 2011 say-on-pay voting results. The Compensation Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the named executive officers.

Compensation Program Review

In fiscal 2007, the Compensation Committee undertook a comprehensive review of the Company’s compensation program for its executive officers. At the direction and with the approval of the Compensation

Committee, the Company retained Strategic Apex Group, to assist the Compensation Committee in its review of the Company’s executive compensation program. The data provided by Strategic Apex Group was used to set executive compensation from fiscal year 2008 to fiscal year 2011.

In fiscal year 2011, the Compensation Committee engaged Pearl Meyer & Partners (the “Consulting Firm”) to re-evaulate the Company’s compensation program and provide the Compensation Committee with updated peer group data and broader compensation survey data. The Consulting Firm prepared a study of the Company’s executive compensation program, including base salary and annual and long-term incentive compensation, in comparison to the executive compensation offered by similarly situated public companies (the “Peer Group”) as well as compared to broader market survey data (the “Market Data”) and as compared to a blend of the Peer Group and Market Data (the “Blended Data”). The Consulting Firm recommended that the Blended Data be weighted at 60% to the Peer Group and 40% to the Market Data as it believed that provided a fair representation of compensation data relative to the Company. The companies included in the Market Data were collected from a more general sampling of companies with annual revenue between $50 million and $199 million. The comparable public companies included in the Peer Group were other public industrial equipment companies, with median revenues of $113 million, median net income of $4.3 million, and median market capitalization of $197 million. The 12 companies in the Peer Group were:

U.S. Ecology	CECO Environmental

Dynamic Materials	Eastern Co.

Ecology and Environment	Fuel Tech Inc.

Gencor Industries	Met-Pro Corp

Key Technology	Perma Fix Environmental

Omega Flex Inc.	Sun Hydraulics

Annually, in June 2009 and again in June 2010, the Compensation Committee reviewed the Company’s executive compensation as compared to the previous peer group. In fiscal year 2012, based in part on the recommendations of the Consulting Firm, the Compensation Committee set our executive compensation program for fiscal 2012 with a view towards establishing the base salaries, targeted annual incentives and long-term incentives for our executive officers at a level at or near the mid-range of similar compensation paid for comparable positions at companies in the Blended Data. As it had previously done in fiscal year 2010 and 2011, the Compensation Committee did not establish rigid benchmarks based on the compensation practices of the Blended Data. Rather, the Compensation Committee used the Blended Data as a general guide, together with considerations about the total compensation opportunity offered to each executive officer in relation to the other executive officers, the mix of each executive officer’s total compensation opportunity and recommendations made by Peter Burlage, our Chief Executive Officer, with respect to base salaries (other than for himself). The Compensation Committee believes, based in part on the advice of the Consulting Firm, that the Blended Data provided a more appropriate data set to use for comparison purposes and that it better reflected the median range of compensation for each executive officer in similarly situated companies.

The Compensation Committee will continue to review the elements of our executive compensation program, the objectives of our executive compensation program, as well as the methods which the Compensation Committee utilizes to determine both the types and amounts of compensation to award to our executive officers.

Comparison Against Blended Data

In fiscal 2012, the base salaries paid to our named executive officers were generally at or slightly above the mid-range of the compensation paid by the companies in the Blended Data reviewed by the Compensation Committee in establishing our executive compensation program for fiscal 2012 with the exception of Mr. Hayslip. The base salaries were generally at or above the mid-range as a result of each executive officer’s salary being modestly increased since fiscal year 2007 to reflect each officer’s additional experience, tenure with the Company and performance. Mr. Hayslip’s base salary was slightly below the mid-range reflecting that he had less tenure with the Company. The annual incentives paid to our named executive officers were below the mid-range of the Blended Data. There were modest annual incentives paid to our named executive officers in fiscal year 2012 as the financial and non-financial performance measures, as further described in “Fiscal 2012 Compensation — Annual Incentive Awards,” were partially met. The long term incentive compensation granted to each of our named executive officers was generally around the mid-range of the Blended Data, except as described below.

The long-term incentive granted in fiscal year 2012 to Mr. Burlage, our President and Chief Executive Officer, was slightly below the mid-range of the Blended Data. This resulted because of the significant long-term incentive that would have been required to be granted to Mr. Burlage to establish this element of his compensation near the mid-range in a single fiscal year.

The Company negotiated the base salary and annual incentive for Mr. McCrummen during the middle of fiscal year 2011 when he joined the Company as our Chief Financial Officer. The base salary and long term incentive paid to Mr. McCrummen were also above the mid-range of the Blended Data. Mr. McCrummen’s base salary and long term incentive was set at this level because the Compensation Committee believed it was warranted based on his extensive prior experience and his key position with the Company. The long term incentive granted to Mr. McCrummen at the time of his appointment was part of his inducement award to join the Company and therefore Mr. McCrummen did not receive an additional long term incentive grant in July 2011.

The long term incentive paid to Mr. McMenamin was slightly below the mid-range of the Blended Data. This resulted because of the significant long-term incentive that would have been required to be granted to each officer to establish this element of his compensation near the mid-range in a single fiscal year. The base salary and long term incentive paid to Mr. Hayslip were slightly below the mid-range of the Blended Data. Mr. Hayslip’s compensation was set at this level because the Compensation Committee believed it was warranted based on his prior operational and management experience.

Mr. Conroy was not appointed to the position of an executive officer until December 2010. Mr. Conroy was the Company’s previous Director of Engineering and was promoted to the position of Vice President of Engineering and Product Development in December 2010. At the time the Consulting Firm prepared the Blended Data, it did not provide compensation data and recommendations for Mr. Conroy as he was not an executive officer and the Company did not have the position of Vice President of Engineering and Product Development or a comparable position at that time. However, the Compensation Committee believes that the compensation, annual incentive and long term incentive set for Mr. Conroy is warranted based on his prior engineering and technology experience and his increased global responsibility in his new position.

With respect to fiscal 2012, the actual percentages of each element of compensation and total compensation as compared to the 50th percentile of the Blended Data are set forth in the table below:

	Compensation as Percentage of the 50th Percentile of Blended Data
Name and Principal Title	Base Salary	Annual Incentive	Long-Term Incentive	Total Compensation
Peter J. Burlage	101%	19%	84%	70%
President and Chief Executive Officer

Ronald L. McCrummen(1)	137%	36%	—	93%
Vice President and Chief Financial Officer

Sean P. McMenamin	100%	48%	85%	90%
Vice President, Operations

John Conroy(2)	—	—	—	—
Vice President, Engineering & Product Development

Warren R. Hayslip(3)	85%	36%	95%	72%
Former Vice President and Chief Operating Officer

(1)	Mr. McCrummen was appointed as Chief Financial Officer in April 2011. In connection with his hiring and retention, the Company granted Mr. McCrummen 14,419 shares of restricted stock, which was computed as an amount equal to his annual base salary determined on the date of grant. As a result of this previous grant, Mr. McCrummen did not receive an additional restricted stock grant in July 2011.

(2)	No information is provided for Mr. Conroy as he was not an executive officer at the time the Consulting Firm prepared the compensation data.

(3)	Mr. Hayslip resigned from the Company effective August 31, 2012.

Executive Compensation Programs and Policies

Base Salary.    The base salary for each of our executive officers is paid in cash and represents the fixed portion of total compensation. The base salary for each of our executive officers is determined annually by the Compensation Committee. Base salaries are determined on the basis of management responsibilities, level of experience and tenure with our Company. In setting base salaries for our executive officers, the Compensation Committee also seeks to provide a reasonable level of fixed compensation that it believes is competitive compared to base salaries in the Blended Data.

At the request of the Compensation Committee, Mr. Burlage makes annual recommendations with respect to changes in base salary for our executive officers, other than himself, as well as for other members of our senior management. However, none of our executive officers participate in the Compensation Committee’s decisions regarding the base salaries of any executive officer.

Annual Incentive Compensation.    The Compensation Committee believes annual incentive compensation should be a key element of the total compensation of each executive officer. The Compensation Committee also believes that making a portion of executive compensation subject to the Company’s attainment of certain financial and other goals each year appropriately motivates executives to achieve such objectives, thereby enhancing stockholder value. As an executive progresses to greater levels of responsibility within the Company, and thus has a greater ability to influence the Company’s performance, the Compensation Committee believes that annual incentive compensation should represent an increasing portion of potential total compensation.

Based in part on the recommendation of the previous compensation consultant, the Compensation Committee approved an annual incentive compensation program for the Company’s executive officers effective beginning in fiscal 2008, which program remained in effect for fiscal 2012. This program is administered by the Compensation Committee and the executives are eligible to receive awards under the program annually, in the form of a cash bonus, following the completion of the audit of the Company’s financial statements for the preceding fiscal year.

The Compensation Committee establishes annually the financial and non-financial performance metrics and performance goals that must be achieved for an executive officer to earn annual incentive compensation for that fiscal year. In establishing performance metrics for each of our executive officers, the Compensation Committee considers the Company objectives, as well as the responsibilities of the executive officer as a leader of the Company.

Once financial and non-financial performance metrics are established, the Compensation Committee then sets threshold and target performance goals, as well as stretch goals, for each metric. In establishing the financial performance goals, the Compensation Committee considers various factors, including, for example, historical earnings and revenue, backlog and industry and general economic conditions, as well as forecasted conditions. In establishing the non-financial performance goals, the Compensation Committee considers various factors including the executive’s ability to develop personnel, his compliance with company policies and other general performance criteria such as on-time delivery of projects and interpersonal skills.

The Compensation Committee assesses the performance of the executive officers by comparing the year end results to the pre-determined financial and non-financial performance goals for each metric, and an overall percentage amount for the achievement of officer performance metrics is calculated. In fiscal year 2012, the financial performance objectives were weighted at 75% of each executive officer’s potential payout and the non-financial performance objectives were weighted at 25%.

In approving annual incentive compensation payouts, the Compensation Committee may apply discretion to increase or decrease the amounts that otherwise would be payable based upon Company performance, including but not limited to considering exclusion of extraordinary items or transactions from performance or changes in accounting principles.

The Compensation Committee has not adopted a formal policy regarding recovery of incentive awards for fiscal years for which financial results are later restated, although recent regulatory changes may require the Company to have such a policy in place in the future. The Compensation Committee would likely consider any restatement, although it is not anticipated, in establishing incentive and other compensation awards for executives in future periods.

Long-Term Equity Incentive Compensation.    Our equity incentive plans are designed to provide incentive compensation to executive officers. These awards are designed to align the interests of our executive officers with those of our stockholders and are intended as a long-term incentive for future performance. These plans are administered by the Compensation Committee.

Under our equity incentive plans, the Compensation Committee may issue various types of equity awards, including stock options, restricted stock, restricted stock units, performance shares and performance units. The availability of these various types of equity awards affords the Compensation Committee the flexibility to design equity awards that are responsive to the Company’s business needs and advance the interests and long-term success of the Company. As of September 18, 2012, there were 1,260,743 shares of common stock available for future awards under our equity incentive plans. The Compensation Committee believes that this number of available shares is adequate to meet the objectives of our long-term equity incentive compensation program for executive officers for the next several years.

In each of the prior five fiscal years, the Compensation Committee has exclusively used restricted stock to provide long- term incentive compensation to our executive officers. These restricted stock awards typically vest ratably over four years beginning on the first anniversary of the grant date. In the past, the Company granted a mix of restricted stock and stock options under our equity incentive plans. Equity awards previously granted to executive officers under our equity incentive plans typically vest ratably over four years beginning on the first anniversary of the grant date. Options granted under our equity incentive plans are required to have an exercise price of not less than the fair market value of our common stock on the grant date. All option grants that have been awarded under our equity incentive plans are “non-qualified” stock options, providing us with the ability to realize tax benefits upon the exercise of these awards. The Compensation Committee views these equity awards as a means to encourage management retention as these awards both vest over a period of time and provide a form of compensation that we believe is competitive compared to the Blended Data.

The Compensation Committee intends to make compensation decisions so that our executive officers receive a total compensation package that is competitive and has a component that is subject to the Company’s attainment of certain financial and other goals each year. The increase in the value of equity awards rewards executive officers for increases in stockholder return and, due to time based vesting, continued employment. The Compensation Committee believes, as a general matter, that this positive result should not negatively impact future compensation decisions.

Employee Benefits.    We do not provide our executive officers or other employees with defined pension benefits, supplemental retirement benefits, post-retirement payments or deferred compensation programs. We do provide a 401(k) defined contribution plan that is available to all employees. Currently, we match up to 4% of eligible compensation for participating employees, subject to limitations under applicable law. We also provide health, life and other insurance benefits to our executive officers on a similar basis as our other full-time employees.

Severance and Change-in-Control Benefits.    We currently have an employment agreement with two of our named executive officers, Mr. Burlage and Mr. McCrummen. Mr. Hayslip’s employment agreement was terminated in accordance with its terms upon the effective date of his resignation on August 31, 2012. Mr. Conroy previously had an employment agreement which expired by its terms on July 12, 2012 and has not been renewed. Each of Mr. Burlage’s and Mr. McCrummen’s agreement provides them with severance compensation in the event that either of his employment is terminated without cause or in connection with a change-in-control of the Company, as further discussed under “Executive Compensation — Employment Agreements.” The Compensation Committee believes that these benefits for each of Mr. Burlage and Mr. McCrummen are advisable and appropriate in order to attract and retain qualified executive officers insofar as these benefits are generally made available by other similarly situated public companies/Blended Data. In addition, the Compensation Committee recognizes that it may be difficult for our executive officers to find comparable employment in a short period of time and therefore these benefits address a valid concern, making an executive position with our Company more attractive.

Under the terms of our equity incentive plans and the related award agreements, unvested restricted stock and stock option awards become fully vested upon a change in control of the Company. Also, under the 2007 Incentive Plan, in the case of termination of employment, our Board has discretion to accelerate the time at which outstanding stock options may be exercised, or, with respect to existing stock awards, the time at which substantial risk of forfeiture, restriction on transfer, or other restriction period will lapse, or the time at which performance shares will be deemed to have been fully earned.

Executive Perquisites.    The Company provides life insurance and long-term disability insurance to our executive officers on a similar basis as our other full-time employees. The Company also provides an automobile and pays social club membership dues for our Chief Executive Officer based on our historical practices. No other executive officer receives these benefits. Given that perquisites provided to our executive officers do not represent a significant portion of their total compensation, the availability of these benefits does not materially influence the decisions made by the Compensation Committee with respect to other elements of compensation received by our executive officers. A description of the perquisites received by our named executive officers during fiscal 2012 is provided under “Executive Compensation — All Other Compensation” following this section.

Stock Ownership Guidelines.    The Compensation Committee encourages ownership of our common stock by our executive officers and other key employees. In each of the prior five fiscal years the Compensation Committee has granted an annual long-term incentive compensation award to our executive officers in the form of restricted stock to increase share ownership by management. However, we currently do not have a policy that requires our executive officers to own a specific number of, or dollar value in, shares of our common stock, nor do we require our executive officers to retain any specific percentage of any restricted stock award upon vesting or shares received upon exercise of options.

Tax “Gross-Up” Payments.    Other than our Chief Executive Officer, no officer is entitled to receive tax “gross-up” payments in connection with compensation, severance, perquisites or other benefits provided by the Company. Under Mr. Burlage’s employment agreement, he is entitled to receive a tax gross-up payment in the event he is terminated without cause following a change in control of the Company. Additional information regarding Mr. Burlage’s employment agreement is provided under “Executive Compensation — Employment Agreements.”

Internal Revenue Code Section 162(m).    Section 162(m) of the Internal Revenue Code provides that compensation in excess of $1 million paid to the chief executive officer or to any of the other four most highly compensated executive officers of a public company is not deductible for federal income tax purposes unless the compensation qualifies as “performance based compensation” under Section 162(m). Stock option awards granted under our equity incentive plans are intended to qualify as “performance based compensation.” The Compensation Committee reviews on an annual basis the potential impact of this deduction limitation on executive compensation. Based on current compensation levels, the Compensation Committee presently believes that no action is necessary at this time. The Compensation Committee intends to continue to evaluate the Company’s potential exposure to this deduction limitation.

Fiscal 2012 Compensation

Base Salary.    At its July 2011 meeting, the Compensation Committee considered adjustments to base salaries for our named executive officers for fiscal 2012. Given the global economic environment and the Company’s financial performance, the Committee recommended no salary adjustments for fiscal year 2012. In July 2011, the Board approved the base salaries of the named executive officers as shown in the table below.

Name of Officer	Fiscal 2011 Base Salary	Fiscal 2012 Base Salary	Increase	Percentage Increase
Peter J. Burlage	$375,000	$375,000	$—	—
Ronald L. McCrummen	310,000	310,000	—	—
Sean P McMenamin	180,000	180,000	—	—
John Conroy	190,000	190,000	—	—
Warren R. Hayslip	231,000	231,000	—	—

Annual Incentive Awards.    The Company has maintained an annual incentive compensation program since fiscal 2008. Under the program, our named executive officers were eligible to earn cash bonuses if the Company achieved certain threshold performance goals with respect to performance metrics established by the Compensation Committee for each of our named executive officers.

In establishing the performance metrics and performance goals for the 2012 annual incentive compensation program, the Compensation Committee considered the trend in Company net earnings, Company revenue for fiscal 2007 through fiscal 2011, backlog for the Company and the global business environment and economic conditions in which the Company operates.

For fiscal 2012, the annual incentive compensation program approved for each of our named executive officers was based upon achievement of financial and non-financial performance metrics related to the Company’s revenue and operating income, as well as a variety of non-financial performance measures. The Compensation Committee believed that Company-level performance was an appropriate measure for annual incentive compensation purposes for all executive officers because of their roles as leaders of the Company as a whole rather than with respect to either of the Company’s business segments.

The following table sets forth the fiscal 2012 threshold, target and stretch performance goals and the weight of each financial performance metric and the non-financial performance metrics approved by the Compensation Committee for these named executive officers.

		Performance Goals (In thousands)
Performance Metrics	Weight	Threshold	Target	Stretch
Financial Metrics:
Operating Income	56.2%	$4,900	$7,950	$12,200
Revenue	18.8%	144,500	151,700	166,900
Non-Financial Metrics	25.0%

The table below sets forth the potential cash payout, as a percentage of base salary, for fiscal 2012 under the annual incentive compensation program for our named executive officers. Annual incentive compensation payouts are pro-rated for actual performance that exceeds threshold goals, but is below target goals, or exceeds target goals, but is less than stretch goals.

Performance Goals		Payout (% of Base Salary)
Operating Income (56.2%)	Revenue (18.8%)	CEO	CFO, COO	All Other NEO’s

Below Threshold Goal	Below Threshold Goal	None	None	None

Threshold Goal or above (but below Target Goal)	Threshold Goal or above (but below Target Goal)	30% - 59%	25% - 49%	20 - 39%

Target Goal or above (but below Stretch Goal)	Target Goal or above (but below Stretch Goal)	60% - 119%	50% - 99%	40 - 79%

Stretch Goal	Stretch Goal	120%	100%	80%

The program provides that the Compensation Committee may exercise its discretion to increase any payout or decrease any payout to zero based on the particular circumstances, events and non-financial performance of each executive officer. The Compensation Committee reviews and assesses the overall financial condition of the Company and its competitive position in the market, then reviews and assesses each executive officer’s non-financial performance for the year, which includes a review of a variety of factors such as the individual executive’s execution of qualitative performance objectives and past performance, management skills and abilities, and the evaluation of the other executive officers by our Chief Executive Officer. This review and assessment is qualitative and does not include quantitative factors like the revenue and operating income performance goals used to establish eligibility to receive an annual incentive payout. Because there are no quantitative targets, our Compensation Committee uses its subjective judgment, not any formulaic analysis, to determine whether to increase or decrease annual incentive awards and, if so, by how much. For fiscal 2012, the corporate financial performance target goal was not met and the non-financial performance goals were met and therefore a bonus was paid to the named executive officers in September 2012 which was commensurate with the performance achieved. The Compensation Committee then reviewed the factors discussed above and exercised its discretion to make a $5,000 additional annual incentive award payable to each of the executive officers due to the achievement of the non-financial performance measures.

Long-Term Incentive Compensation.    In July 2011, the Compensation Committee recommended, and the Board approved, restricted stock grants to our executive officers consistent with the Company’s practice of granting annual long-term incentive compensation awards. The long-term incentive awards approved for fiscal 2012 were based in part on the recommendation of the Consulting Firm.

The number of shares of restricted stock granted to each named executive officer in fiscal 2012 was determined by (a) multiplying the executive officer’s 2011 base salary by a long-term incentive award percentage, and (b) dividing the product by the Company’s closing stock price on the grant date, which was July 8, 2011. In establishing the long-term incentive award percentages, the Compensation Committee compared the total compensation opportunity of the executive officers to that offered for comparable positions at the Blended Data and the total compensation opportunity of each executive officer in relation to the other executive officers, as well as the long-term incentive compensation offered as part of the total compensation opportunity.

In establishing these long term incentive award percentage determinations the Compensation Committee reviewed and assessed the overall financial condition of the Company and its competitive position in the market, then reviewed and assessed each executive officer’s performance, which included a review of a variety of factors such as the individual executive’s execution of qualitative performance objectives and past performance, management skills and abilities, and the evaluation of the other executive officers by our Chief Executive Officer. This review and assessment was qualitative and did not include quantitative factors like those used under our annual incentive program. Because there were no quantitative targets, our Compensation Committee used its subjective judgment, not any formulaic analysis, to determine the appropriate long term incentive award percentages. The Compensation Committee also weighed the importance of substantial stock ownership by our executive officers to align their interests with those of stockholders.

The following table sets forth the fiscal 2012 long-term incentive compensation award as a percentage of base salary, the number of shares of restricted stock granted to the named executive officers and the aggregate value of the awards at the time of grant.

Name	Long-Term Incentive Award Percentage (% of Base Salary)	Number of Shares of Restricted Stock Granted	Aggregate Value on Grant Date
Peter J. Burlage	70%	12,359	$262,505
Ronald L. McCrummen(1)	—	—	—
Sean P. McMenamin	30%	2,542	53,992
John Conroy	30%	2,684	57,008
Warren R. Hayslip	50%	5,438	115,503

(1)	Mr. McCrummen was appointed as Chief Financial Officer in April 2011. In connection with his hiring and retention, the Company granted Mr. McCrummen 14,419 shares of restricted stock, which was computed as an amount equal to his annual base salary determined on the date of grant. As a result of this previous grant, Mr. McCrummen did not receive an additional restricted stock grant in July 2011.

The Compensation Committee believes that the equity based long term incentive compensation granted to its executives is appropriate because it helps the Company attract and retain qualified executives in key positions and it encourages a longer-term perspective as the equity incentives become exercisable over a four-year period. The Compensation Committee also believes that equity based long term incentive compensation is appropriate and should be a substantial part of an executive officer’s compensation as it is tied to Company performance aligns the executive officer’s interests with those of our stockholders and is subject to risk and continued employment with us.

Additional information regarding the long-term incentive compensation received by our named executive officers in fiscal 2012 is provided below under “Executive Compensation — Grants of Plan-Based Awards.”

EXECUTIVE COMPENSATION

The following executive compensation tables and related information are intended to be read together with the discussion and analysis regarding our executive compensation program presented under the caption “Compensation Discussion and Analysis” above.

Summary Compensation Table

The following table sets forth information regarding the compensation of our named executive officers for fiscal 2012, fiscal 2011 and fiscal 2010.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)	Total
Peter J. Burlage	2012	$375,000	—	$262,505	$59,886	$557,548	$1,254,939
President and Chief	2011	375,000	—	262,505	—	31,639	669,144
Executive Officer	2010	350,000	—	245,000	214,416	18,225	827,641

Ronald L. McCrummen	2012	$310,000	—	$—	$42,810	$267,349	$620,159
Vice President & Chief	2011	59,614	—	310,009	—	115	369,738
Financial Officer(4)	2010	—	—	—	—	—	—

Sean P. McMenamin	2012	$180,000	—	$53,992	$22,564	$152,748	$409,305
Vice President,	2011	180,000	—	71,988	—	7,712	259,700
Operations	2010	175,000	—	69,999	82,307	2,223	329,529

John Conroy	2012	$190,000	—	$57,008	$24,222	$76,844	$348,074
Vice President, Engineering	2011	174,167	—	95,012	—	—	269,179
& Product Development(5)	2010	—	—	—	—	—	—

Warren R. Hayslip	2012	$231,000	—	$115,503	$—	$249,966	$596,469
Former Vice President and	2011	231,000	—	92,402	—	10,408	333,810
Chief Operating Officer(6)	2010	135,385	—	165,000	67,388	43,745	411,518

(1)	The amounts in this column represent the aggregate grant date fair value computed in accordance with ASC 718, With respect to shares of restricted stock granted during fiscal year 2012, 2011 and 2010 (under the stock awards column). These restricted stock awards vest ratably over a four-year period beginning on the first anniversary of the grant date.

(2)	Represents the cash amount earned by our named executive officers under our annual incentive compensation program for fiscal years 2012, 2011 and 2010.

(3)	For fiscal 2012, includes compensation as described under “All Other Compensation” below. The amounts in this column include the value of the acceleration of vesting of each employee’s unvested restricted stock in fiscal 2012. The vesting occurred automatically under the terms of the awards. The grant date fair values of 2012 equity awards are presented in the “Stock Awards” column of the Summary Compensation Table, and no amount with respect to the vesting of the 2012 equity awards is included in the “All Other Compensation” column. In October 2011, NSB Advisors, LLC reported an increase in its beneficial ownership to approximately 60% of our common stock in a Schedule 13G/A filing with the SEC. This change in beneficial ownership constituted a change in control as defined by our 2007 Stock Incentive Plan, resulting in the acceleration of vesting of all unvested restricted stock awards. See Option Exercises and Stock Vested.

(4)	Mr. McCrummen was appointed Chief Financial Officer in April 2011.

(5)	Mr. Conroy was appointed as an executive officer in December 2010.

(6)	Mr. Hayslip resigned from the Company effective August 31, 2012.

All Other Compensation

The following table provides information regarding each component of compensation included in the All Other Compensation column for fiscal 2012 in the Summary Compensation Table above.

Name	Company 401(k) Contribution	Insurance(1)	Car Allowance(2)	Acceleration of Vesting of Stock Awards(3)	Other(4)	Total
Peter J. Burlage	$10,037	$1,254	$13,948	$523,567	$8,742	$557,548
Ronald L. McCrummen	10,492	1,208	—	255,649	—	267,349
Sean P. McMenamin	7,228	950	—	144,570	—	152,748
John Conroy	7,613	970	—	68,261	—	76,844
Warren R. Hayslip	9,240	1,052	—	239,674	—	249,966

(1)	Includes premiums paid by the Company for life insurance and long-term disability insurance.

(2)	Represents use by Mr. Burlage of Company-owned vehicle.

(3)	In October 2011, NSB Advisors, LLC reported an increase in its beneficial ownership to approximately 60% of our common stock in a Schedule 13G/A filing with the SEC. This change in beneficial ownership constituted a change in control as defined by our 2007 Stock Incentive Stock Plan, resulting in the acceleration of vesting of all unvested restricted stock awards. Amounts presented include unvested shares on October 14, 2012, other than those shares granted on July 8, 2011, multiplied by the closing price on such day. The July 8, 2011 equity award grants have been excluded from all other compensation as they are presented on the “Stock Awards” column for fiscal year 2012 in the Summary Compensation Table. See Option Exercises and Stock Vested.

(4)	Includes club membership fees paid by the Company on behalf of Mr. Burlage.

Equity Incentive Plans

Our equity incentive plans include our 2007 Stock Incentive Plan (the “2007 Incentive Plan”), our 2001 Stock Option and Restricted Stock Plan for Employees of Peerless Mfg. Co. (the “2001 Incentive Plan”) and our 1995 Stock Option and Restricted Stock Plan for Employees of Peerless Mfg. Co. (the “1995 Incentive Plan”). All of these equity incentive plans were previously approved by our stockholders and are administered by our Compensation Committee. Pursuant to the terms of the 2007 Incentive Plan, no further awards will be made under the 2001 Incentive Plan or the 1995 Incentive Plan. Outstanding awards under the 2001 Incentive Plan and the 1995 Incentive Plan remain in effect in accordance with their terms.

The 2007 Incentive Plan permits awards in the form of stock options, restricted stock, restricted stock units, performance shares and performance units. As of September 18, 2012, the maximum remaining number of shares of our common stock that may be issued pursuant to equity awards under the 2007 Incentive Plan was 1,260,743 shares. Options granted under the 2007 Incentive Plan are required to have an exercise price of not less than the fair market value of our common stock on the grant date.

Agreements evidencing awards provide for accelerated vesting upon a change in control of our Company. Under the award agreements, a change in control is defined generally as (a) the acquisition by any person, entity or group of 50% or more of our voting stock, (b) a change in our Board where a majority of our Board ceases to be comprised of incumbent directors, (c) a reorganization, merger, consolidation, sale, or other disposition of all or substantially all of our assets, subject to certain exceptions including that unless the holders of our voting stock immediately prior to the transaction beneficially own more than 50% of the combined voting power of the surviving entity, or (d) approval by our stockholders of a complete liquidation or dissolution of the Company. On November 17, 2011, the 2007 Stock Incentive Plan was amended to revise the definition of “Change in Control” to exclude beneficial ownership of the Company’s voting securities reported on Schedule 13G under the Exchange Act.

Also, under the 2007 Incentive Plan, in the case of termination of employment, our Board may have discretion to accelerate the time at which outstanding options to purchase shares of our common stock may be exercised, or, with respect to existing stock awards, the time at which substantial risk of forfeiture, restriction on transfer, or other restriction period will lapse, or the time at which performance shares will be deemed to have been fully earned.

Grants of Plan-Based Awards

The following table contains information regarding plan-based awards granted to our named executive officers during fiscal 2012 under the Company’s annual incentive compensation program and annual long-term incentive compensation plan. In this table, the annual incentive compensation program is abbreviated “AIC” and awards under the annual long-term incentive compensation plan are abbreviated “LTI.” Additionally, payouts associated with stretch performance goals under our annual incentive compensation program are referred to as “Maximum” in the following table to conform the presentation of this table to SEC regulations. All LTIs granted to our executive officers were awarded under our approved 2007 stock incentive plan.

Name	Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares Stock(2)	Grant Date Fair Value of Stock and Option Awards(3)
			Threshold	Target	Maximum
Peter J. Burlage	AIC		$112,500	$225,000	$450,000
	LTI	07/08/2011				12,359	$262,505
Ronald L. McCrummen(4)	AIC		77,500	155,000	310,000
	LTI					—	—
Sean P. McMenamin	AIC		36,000	72,000	144,000
	LTI	07/08/2011				2,542	53,992
John Conroy	AIC		38,000	76,000	152,000
	LTI	07/08/2011				2,684	57,008
Warren R. Hayslip	AIC		57,750	115,500	231,000
	LTI	07/08/2011				5,438	115,503

(1)	Represents the potential payout for annual cash incentive compensation. These awards were subject to the attainment of certain performance targets. The performance targets and target award multiples for determining the payout are described under “Compensation Discussion and Analysis — Fiscal 2012 Compensation — Annual Incentive Awards.” Actual amounts of annual cash incentive compensation earned in fiscal 2012 by our named executive officers are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)	Represents number of shares of restricted stock granted to our named executive officers as annual long-term incentive compensation. These restricted stock awards vest ratably over a four-year period beginning on the first anniversary of the grant date. In October 2011, NSB Advisors, LLC reported an increase in its beneficial ownership to approximately 60% of our common stock in a Schedule 13G/A filing with the SEC. This change in beneficial ownership constituted a change in control as defined by our 2007 Incentive Stock Plan, resulting in the acceleration of vesting of all unvested restricted stock awards.

(3)	Calculated based on the closing market price of the Company’s common stock as of the date of the grant.

(4)	Mr. McCrummen was appointed Vice President and Chief Financial Officer in April 2011. The LTI granted to Mr. McCrummen at the time of his appointment was part of his inducement award to join the Company and therefore he did not receive a LTI award for fiscal year 2012.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding stock options and restricted stock awards held by our named executive officers that were outstanding as of the end of our 2012 fiscal year.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options- Exercisable	Number of Securities Underlying Unexercised Options- Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares of Stock That Have Not Vested	Market Value of Shares of Stock That Have Not Vested
Peter J. Burlage	—	—	—	—	—	—
Ronald L. McCrummen	—	—	—	—	—	—
Sean P. McMenamin	4,000	—	3.16	11/19/2013
	8,000	—	4.60	01/11/2016	—	—
John Conroy	—	—	—	—	—	—
Warren R. Hayslip	—	—	—	—	—	—

Stock Vested

The following table contains information regarding the acquisition of our common stock by our named executive officers upon the vesting of restricted stock during fiscal 2012. In October 2011, NSB Advisors, LLC, reported an increase in its beneficial ownership to approximately 60% of our common stock in a Schedule 13G/A filing with the SEC. This change in beneficial ownership constituted a change in control as defined by our 2007 Incentive Stock Plan, resulting in the acceleration of vesting of all unvested restricted stock awards.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Peter J. Burlage	55,739	$1,036,965
Ronald L. McCrummen	14,419	255,649
Sean P. McMenamin	14,572	271,988
John Conroy	7,817	139,930
Warren R. Hayslip	18,956	336,090

(1)	Based on the closing price of our common stock on the applicable vesting date.

Employment Agreements

We presently have employment agreements with two of our named executive officers, Mr. Burlage, our President and Chief Executive Officer and Mr. Ronald McCrummen, our Vice President and Chief Financial Officer.

Mr. Peter J. Burlage

Mr. Burlage’s previous agreement expired on February 28, 2010 and we entered into a new agreement with Mr. Burlage effective March 1, 2010, which will expire on February 28, 2013, unless, terminated earlier in accordance with its terms or extended for an additional one year period. Mr. Burlage’s employment agreement provides for an annual base salary of not less than $350,000. Mr. Burlage’s employment agreement also provides severance compensation in the event his employment is terminated without cause or in connection with a change-in-control of the Company, as discussed below.

Termination Without Cause.    If Mr. Burlage is terminated without cause, as defined in his employment agreement and described below, then Mr. Burlage is entitled to (1) a lump sum payment equal to 100% of his then-current base salary, (2) any earned incentive bonus for the fiscal year during which the termination occurs (prorated in accordance with the date of termination), (3) accelerated vesting of any granted yet unvested stock options, restricted stock or similar stock incentive instruments, and (4) for a period of 18 months following the date of termination, receive welfare benefits substantially similar to those Mr. Burlage was entitled to receive immediately prior to the date of termination.

Pursuant to Mr. Burlage’s employment agreement, any of the following constitutes “cause”: (1) conviction of a felony or crime involving moral turpitude, (2) commission of an act of fraud or other act reflecting unfavorably upon the public image of the Company, (3) failure to substantially perform required duties to the satisfaction of the Board, which is not cured within 30 days after receiving written notice thereof, (4) wrongdoing resulting in injury to the Company, (5) failure to follow a directive of the Board that is not inconsistent with the provisions of the employment agreement, or (6) violation of any policies or procedures of the Company, including any material human relations policy or the violation of the non-competition or confidentiality provisions of the employment agreement.

Termination by Disability.    If Mr. Burlage’s employment is terminated as a result of Mr. Burlage becoming disabled, as defined in his employment agreement and described below, then Mr. Burlage is entitled to an amount equal to his then-current monthly base salary for a period of six months (reduced by any disability payments received during such period under the Company’s disability insurance) and any other disability benefits then in effect provided by the Company.

Pursuant to Mr. Burlage’s employment agreement, “disabled” means any mental or physical impairment lasting (or that will last) more than 180 days that prevents him from performing the essential functions of his position as determined by a competent physician chosen by the Company and consented to by Mr. Burlage or his legal representatives.

Change-in-Control.    If Mr. Burlage, within one year following a change-in-control, as defined in his employment agreement and described below, is terminated (other than for cause or due to death or disability) or Mr. Burlage terminates his employment in connection with certain events, as set forth in his employment agreement and described below, then Mr. Burlage is entitled to (1) a lump sum payment equal to 200% of his then-current annualized base salary plus any earned incentive bonus paid in the fiscal year preceding the termination date, (2) accelerated vesting of any granted yet unvested stock options, restricted stock or similar instruments, (3) for a period of 18 months following the date of termination, receive welfare benefits substantially similar to those Mr. Burlage was entitled to receive immediately prior to the date of termination, and (4) a tax gross-up payment, if applicable (such compensation, collectively, the “Severance Compensation”).

Pursuant to Mr. Burlage’s employment agreement, any of the following constitutes a “change-in-control”: (1) the Company is merged, consolidated or reorganized and, as a result, less than a majority of the combined voting power to elect directors of the then-outstanding securities of the remaining entity immediately after such transaction is available to be received by all stockholders on a prorata basis and is actually received in respect of voting securities of the Company pursuant to such transaction, (2) the Company sells or transfers all or substantially all of its assets, (3) any person or group (except for NSB Advisors, LLC, unless otherwise determined by the Continuing Directors (as defined in Mr. Burlage’s employment agreement) has become the beneficial owner of securities which represent a majority of the then-outstanding securities of the Company which are entitled to vote to elect directors, (4) if the Continuing Directors then-serving on the Board cease to constitute at least a majority thereof, (5) any occurrence that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A, or (6) such other events that cause a change-in-control of the Company, as determined by the Board in its sole discretion; provided, however, a change-in-control shall not be deemed to have occurred as the result of any transaction having one or more of the foregoing effects if such transaction is both (i) proposed by and (ii) includes a significant equity participation of, executive officers of the Company as constituted immediately prior to the occurrence of such transaction of any Company employee stock ownership plan or pension plan.

Pursuant to Mr. Burlage’s employment agreement, as mentioned above Mr. Burlage also will be entitled to receive the Severance Compensation if, within one year following a change-in-control, at least one of the following events occur: (1) an adverse change in the positions held by Mr. Burlage or in the nature or scope of the duties attached to Mr. Burlage’s positions with the Company had immediately prior to the change-in-control, any reduction in Mr. Burlage’s base salary (excluding bonus and incentive compensation) or any adverse change in the calculation of the annual bonus or incentive compensation or a significant reduction the aggregate other benefits to which Mr. Burlage was entitled immediately prior to the change-in-control, any of which is not remedied within ten calendar days after receipt by the Company of written notice from Mr. Burlage, (2) as a result of a change-in-control and a change in circumstances thereafter significantly affecting Mr. Burlage’s position, changes in the composition or policies of the Board, or of other events of material effect, Mr. Burlage has been rendered substantially unable to carry out, or has been substantially hindered in the performance of, the duties attached to his position immediately prior to the change-in-control, which situation is not remedied within ten calendar days after receipt by the Company of written notice from Mr. Burlage, (3) the relocation of the Company’s principal executive offices, or the requirement by the Company that Mr. Burlage have as his principal location of work any location not within the greater Dallas, Texas metropolitan area or that he travel away from his office in the course of discharging his duties significantly more than required of him prior to the change-in-control, or (4) the Company commits any breach of Mr. Burlage’s employment agreement, which is not cured within ten calendar days after receipt by the Company of written notice from Mr. Burlage.

Obligations of Executive Officer.    Mr. Burlage’s employment agreement also provides that Mr. Burlage will not compete with the Company, solicit the Company’s employees, disclose any confidential information or interfere with certain of our business relationships during his employment and for a period of two years following his termination of employment. In addition, Mr. Burlage shall not make disparaging statements about the Company during the term of and at all times after the termination of his employment agreement.

Mr. Ronald L. McCrummen

We entered into an employment agreement with Mr. McCrummen effective April 25, 2011, which will expire on April 25, 2014, unless terminated earlier in accordance with its terms. Mr. McCrummen’s employment agreement provides for an annual base salary of not less than $310,000. Mr. McCrummen’s employment agreement also provides severance compensation in the event his employment is terminated without cause or in connection with a change-in-control of the Company, as discussed below.

Termination Without Cause.    If Mr. McCrummen is terminated without cause, as defined in his employment agreement and described below, then Mr. McCrummen is entitled to (1) a lump sum payment equal to 50% of his then-current base salary, (2) any earned incentive bonus for the fiscal year during which the termination occurs (prorated in accordance with the date of termination). (3) for a period of three months following the date of termination, receive welfare benefits substantially similar to those Mr. McCrummen was entitled to receive immediately prior to the date of termination.

Pursuant to Mr. McCrummen’s employment agreement, any of the following constitutes “cause”: (1) conviction of a felony or crime involving moral turpitude, (2) commission of an act of fraud or other act reflecting unfavorably upon the public image of the Company, (3) failure to substantially perform required duties to the satisfaction of the Board, (4) wrongdoing resulting in injury to the Company, (5) failure to follow a directive of the Chief Executive Officer or Board or (6) violation of any policies or procedures of the Company, including any human relations policy or the violation of the non-competition or confidentiality provisions of the employment agreement.

Termination by Disability.    If Mr. McCrummen’s employment is terminated as a result of Mr. McCrummen becoming disabled, as defined in his employment agreement and described below, then Mr. McCrummen is entitled to an amount equal to his then-current monthly base salary for a period of six months (reduced by any disability payments received during such period under the Company’s disability insurance) and any other disability benefits then in effect provided by the Company.

Pursuant to Mr. McCrummen’s employment agreement, “disabled” means any mental or physical impairment lasting (or that will last) more than 180 days that prevents him from performing the essential functions of his position as determined by a competent physician chosen by the Company and consented to by Mr. McCrummen or his legal representatives.

Change-in-Control.    If McCrummen, within one year following a change-in-control, as defined in his employment agreement and described below, is terminated (other than for cause or due to death or disability) or

Mr. McCrummen terminates his employment in connection with certain events, as set forth in his employment agreement and described below, then Mr. McCrummen is entitled to (1) a lump sum payment equal to 50% of his then-current annualized base salary plus any earned incentive bonus paid in the fiscal year preceding the termination date and (2) for a period of three months following the date of termination, receive welfare benefits substantially similar to those Mr. Burlage was entitled to receive immediately prior to the date of termination.

Pursuant to Mr. McCrummen’s employment agreement, any of the following constitutes a “change-in-control”: (1) the Company is merged, consolidated or reorganized and, as a result, less than a majority of the combined voting power to elect directors of the then-outstanding securities of the remaining entity immediately after such transaction is available to be received by all stockholders on a pro rata basis and is actually received in respect of voting securities of the Company pursuant to such transaction, (2) the Company sells or transfers all or substantially all of its assets, (3) any person or group (except for NSB Advisors, LLC, unless otherwise determined by the Continuing Directors (as defined in Mr. McCrummen’s employment agreement) has become the beneficial owner of securities which represent a majority of the then-outstanding securities of the Company which are entitled to vote to elect directors, (4) if the Continuing Directors then-serving on the Board cease to constitute at least a majority thereof, (5) any occurrence that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A, or (6) such other events that cause a change-in-control of the Company, as determined by the Board in its sole discretion; provided, however, a change-in-control shall not be deemed to have occurred as the result of any transaction having one or more of the foregoing effects if such transaction is both (i) proposed by and (ii) includes a significant equity participation of, executive officers of the Company as constituted immediately prior to the occurrence of such transaction of any Company employee stock ownership plan or pension plan.

Pursuant to Mr. McCrummen’s employment agreement, as mentioned above Mr. McCrummen will also be entitled to receive the Severance Compensation if, within one year following a change-in-control, at least one of the following events occur: (1) an adverse change in the positions held by Mr. McCrummen or in the nature or scope of the duties attached to Mr. McCrummen’s positions with the Company had immediately prior to the change-in-control, any reduction in Mr. McCrummen’s base salary (excluding bonus and incentive compensation) or a significant reduction the aggregate other benefits to which Mr. McCrummen was entitled immediately prior to the change-in-control, any of which is not remedied within ten calendar days after receipt by the Company of written notice from Mr. McCrummen, (2) the relocation of the Company’s principal executive offices, or the requirement by the Company that Mr. McCrummen have as his principal location of work any location not within the greater Dallas, Texas metropolitan area or that he travel away from his office in the course of discharging his duties significantly more than required of him prior to the change-in-control, or (3) the Company commits any breach of Mr. McCrummen’s employment agreement, which is not cured within ten calendar days after receipt by the Company of written notice from Mr. McCrummen.

Obligations of Executive Officer.    Mr. McCrummen’s employment agreement also provides that Mr. McCrummen will not compete with the Company, solicit the Company’s employees, disclose any confidential information or interfere with certain of our business relationships during his employment and for a period of two years following his termination of employment. In addition, Mr. McCrummen shall not make disparaging statements about the Company during the term of and at all times after the termination of his employment agreement.

Employment Termination and Change-in-Control Benefits

The table below quantifies the potential compensation that would become payable to each of our other named executive officers under existing employment and equity award agreements and Company plans and policies if their employment had terminated on June 30, 2012 given the executive officer’s base salary as of that date and the closing price of our common stock on June 30, 2012. No named executive officer, other than our Chief Executive Officer, is entitled to receive any tax “gross-up” payment under any existing employment agreement or equity award. For additional information regarding the definitions of “cause” and “change in control,” see “— Employment Agreements” and “— Equity Incentive Plans.”

Due to the factors that may affect the amount of any benefits provided upon the events described below, any actual amounts paid or payable may be different than those shown in this table. Factors that could affect these amounts include the date the termination event occurs, the base salary of an executive on the date of termination of employment and the price of our common stock when the termination event occurs.

	Cash Severance Payments	Acceleration of Equity Awards	Total
Peter J. Burlage
Voluntary Termination	$0	$0	$0
Voluntary Termination for Good Reason	0	0	0
Termination With Cause	0	0	0
Termination Without Cause	375,000	0	375,000
Death	0	0	0
Disability	187,500	0	187,500
Retirement	0	0	0
Change in Control	750,000	0	750,000
Ronald L. McCrummen
Voluntary Termination	0	0	0
Voluntary Termination for Good Reason	0	0	0
Termination With Cause	0	0	0
Termination Without Cause	155,000	0	155,000
Death	0	0	0
Disability	155,000	0	155,000
Retirement	0	0	0
Change in Control	155,000	0	155,000
John Conroy (1)
Voluntary Termination	0	0	0
Voluntary Termination for Good Reason	0	0	0
Termination With Cause	0	0	0
Termination Without Cause	0	0	0
Death	0	0	0
Disability	0	0	0
Retirement	0	0	0
Change in Control	0	0	0
Sean P. McMenamin
Voluntary Termination	0	0	0
Voluntary Termination for Good Reason	0	0	0
Termination With Cause	0	0	0
Termination Without Cause	0	0	0
Death	0	0	0
Disability	0	0	0
Retirement	0	0	0
Change in Control	0	0	0
Warren R. Hayslip(2)
Voluntary Termination	0	0	0

(1)	Mr. Conroy’s employment agreement expired by its terms on July 12, 2012 and has not been renewed.

(2)	Mr. Hayslip voluntarily resigned from the Company effective August 31, 2012. His employment agreement was terminated in accordance with its terms on the effective date of his resignation.

Certain Relationships and Related Transactions

The Company has adopted a written policy regarding the approval of any transaction or series of transactions in which the Company and a related party have an interest. A related party includes any of the Company’s executive officers, directors, director nominees, a person owning more than 5% of any class of the Company’s voting securities, an entity in which any of such persons is employed or is a partner or principal, or an immediate family member of such a person. Related party transactions involving $120,000 or more are required, when circumstances permit, to be submitted to and approved by the Audit Committee at a regular meeting held in advance of the transaction. The chair of the Audit Committee has the authority to pre-approve related party transactions in which the aggregate amount involved is less than $500,000 in circumstances in which it is impracticable or undesirable to wait until the next regularly scheduled Audit Committee meeting. Aspects of proposed related party transactions to be considered in granting approval include whether the transaction benefits the Company, whether the goods or services in question are available from other sources, and whether the terms of the proposed transaction are comparable to those available in transactions with unrelated third parties.

There were no related party transactions during fiscal 2012 that are required to be reported.

Risk-Related Compensation Policies and Practices

As part of its oversight of the Company’s executive and non-executive compensation programs, the Compensation Committee considers the impact of the Company’s compensation programs, and the incentives created by the compensation awards that it administers, on the Company’s risk profile. In addition, the Company reviews all of its compensation policies and procedures, including the incentives that they create and factors that may increase or reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to the Company. Based on this review, the Company has concluded that its compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Hanks, McCashin, Mulford, Stone and Westerman served on the Compensation Committee for all of fiscal 2012. Mr. Stone was previously an officer and employee of the Company until June 2006. None of the members of our Compensation Committee has had any relationships with the Company or any other entity that would require disclosure under Item 404 of Regulation S-K. During fiscal 2012, none of our executive officers served on the compensation committee (or equivalent) or board of another entity that had an executive officer that served on our Compensation Committee or Board.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on that review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation Committee

R. Clayton Mulford (Chair)

Kenneth R. Hanks

Robert McCashin

Howard G. Westerman, Jr.

Sherrill Stone

SECURITY OWNERSHIP OF MANAGEMENT

AND CERTAIN BENEFICIAL OWNERS

The tables below set forth information regarding the beneficial ownership of our common stock as of September 18, 2012 for:

•	each of our directors;

•	each of our named executive officers;

•	all of our directors and executive officers as a group; and

•	each beneficial owner of more than 5% of our outstanding common stock.

The tables below list the number of shares and percentage of shares beneficially owned based on 20,977,935 shares of common stock outstanding as of September 18, 2012. Except as indicated and subject to applicable community property laws, to our knowledge the persons named in the tables below have sole voting and investment power with respect to all shares of stock shown as beneficially owned by them.

Directors and Named Executive Officers

Name of Beneficial Owner	Number of Shares	Percentage of Outstanding Shares
Sherrill Stone	128,000	*
Peter J. Burlage(1)	141,511	*
Kenneth R. Hanks(2)	29,000	*
Robert McCashin	16,500	*
R. Clayton Mulford	18,000	*
Howard G. Westerman, Jr.	40,500	*
Ronald L. McCrummen(1)	35,025	*
Sean P. McMenamin(2)(1)	37,033	*
Warren R. Hayslip	17,572	*
John Conroy(1)	13,158	*
All directors and executive officers as a group (10 persons)(3)	476,299	2.3%

*	Less than 1%.

(1)	Includes shares of restricted stock for which the named executive officer has sole voting power, but no dispositive power, as follows: Mr. Burlage (32,407 shares), Mr. McCrummen (19,136 shares), Mr. McMenamin (6,852 shares) and Mr. Conroy (7,296 shares).

(2)	Includes shares of Company common stock issuable upon the exercise of options that are presently exercisable or exercisable within 60 days after September 18, 2012 as follows: Mr. Hanks (4,000 shares), and Mr. McMenamin (12,000 shares).

(3)	All directors and executive officers as a group includes only those directors and executive officers serving as of the date of this proxy statement, including executive officers not listed herein.

Five Percent Holders

The following table sets forth information regarding the number and percentage of shares of common stock held by all persons and entities that are known by the Company to beneficially own five percent or more of the Company’s outstanding common stock. Unless otherwise indicated, the information regarding beneficial ownership of our common stock by the entities identified below is included in reliance on a report filed with the SEC by such person or entity, except that percentages are based upon the Company’s calculations made in reliance upon the number of shares reported to be beneficially owned by such person or entity in such report and the number of shares of common stock outstanding on September 18, 2012.

Name of Beneficial Owner	Shares(1)	Percentage of Outstanding Shares
NSB Advisors, LLC(2)	11,515,528	52.9%
Utility Service Holding Co., Inc.(3)	1,152,231	5.5%
Vincent and Gloria Gorguze Trust(4)	1,287,467	6.1%
Lynn E. Gorguze Separate Property Trust(5)	1,146,811	5.4%
William F. Nicklin(6)	1,440,597	6.8%

(1)	Includes, to the extent applicable, (a) shares of common stock issuable upon the exercise of the warrants granted in connection with the offering of the Preferred Stock, which became exercisable on March 4, 2010 (the “Warrants”), and (b) any outstanding shares of common stock.

(2)	According to a Schedule 13G/A filed with the SEC by NSB Advisors, LLC (“NSB”) on June 8, 2012, NSB, in its capacity as an investment advisor, has sole dispositive power, but no voting power, over 11,515,528 shares of our common stock owned by clients of NSB Advisors, LLC, which includes 787,500 shares of common stock issuable upon the exercise of the Warrants. The address for NSB is 200 Westage Business Center Drive, Suite 228, Fishkill, NY 12524.

(3)	According to a Schedule 13G/A filed with the SEC by Utility Service Holding Co., Inc. (“USHC”) on July 26, 2012, USHC has sole dispositive and voting power over 1,152,231 shares of common stock. The Company believes the total number of shares held by USHC includes 973,168 shares of common stock and 179,063 shares of common stock issuable upon the exercise of the Warrants. The address for USHC is P.O. Box 120, Warthen, Georgia 31094.

(4)	According to a Schedule 13G/A filed jointly with the SEC by Vincent Gorguze, Gloria Gorguze and the Vincent and Gloria Gorguze Trust (the “Gorguze Trust”) on February 16, 2012, Mr. Gorguze and Ms. Gorguze are the co-trustees of the Gorguze Trust and Mr. Gorguze, Ms. Gorguze and the Gorguze Trust have shared dispositive and voting power over 1,287,467 shares. The total number of shares held by Mr. Gorguze, Ms. Gorguze and the Gorguze Trust includes 156,250 shares of common stock issuable upon the exercise of the Warrants. The address for Mr. Gorguze, Ms. Gorguze and the Gorguze Trust is 1200 Prospect Street, Suite 325, La Jolla, CA 92037.

(5)	According to a Schedule 13G/A filed with the SEC by Lynn E. Gorguze on February 16, 2012, Ms. Gorguze in the sole trustee of the Lynn Gorguze Separate Property Trust (the “Lynn Gorguze Separate Property Trust”) and has sole dispositive and voting power over 1,146,811 shares of our common stock. The total number of shares held by the Lynn Gorguze Separate Property Trust includes 156,250 shares of common stock issuable upon the exercise of the Warrants. The address for Ms. Gorguze is 1200 Prospect Street, Suite 325, La Jolla, CA 92037.

(6)	According to a Schedule 13G/A filed with the SEC by William F. Nicklin on February 15, 2012, Mr. Nicklin has sole dispositive power and voting power over 1,396,847 shares of common stock and has shared dispositive and voting power over 43,750 shares of common stock. The total number of shares held by Mr. Nicklin includes 146,875 shares of common stock issuable upon the exercise of the Warrants. The address for Mr. Nicklin is 3 Rivers Edge, Newburgh, NY 12550-1457.

AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter adopted by the Board. In carrying out its responsibilities, the Audit Committee, among other things:

•	monitors the integrity of the financial reporting process, systems of internal controls, and financial statements and reports of the Company;

•	appoints, compensates and oversees the Company’s independent registered public accounting firm, including reviewing the independence of the independent registered public accounting firm;

•	reviews and approves all audit and non-audit services performed by the Company’s independent registered public accounting firm; and

•	oversees the Company’s compliance with legal and regulatory requirements.

The Audit Committee held five meetings during fiscal 2012, with all members in attendance at all meetings. The Audit Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all its responsibilities and duties. The Audit Committee’s meetings include, whenever appropriate, executive sessions with the Company’s independent registered public accounting firm, which are held outside the presence of the Company’s management.

In performing its oversight role, the Audit Committee reviewed the audited consolidated financial statements of the Company for the 2012 fiscal year and met and held discussions with management and Grant Thornton, LLP, the Company’s independent registered public accounting firm, to discuss those financial statements and the audit related thereto. Management has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Company’s independent registered public accounting firm has represented to the Audit Committee that the audit of the Company’s consolidated financial statements has been performed in accordance with generally accepted auditing standards.

The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, which includes among other items, matters related to the conduct of the audit of the Company’s consolidated financial statements. The independent registered public accounting firm also provided the Audit Committee with written disclosures and the letter required by the Public Company Accounting Oversight Board Rule 3526 (Communications with Audit Committees Concerning Independence), as may be modified, supplemented or amended, which relates to the auditors’ independence from the Company and its related entities, and the Audit Committee discussed with the independent registered public accounting firm its independence.

Based on the Audit Committee’s discussions with management and the independent registered public accounting firm as described above, and upon its review of the representations of management and the independent registered public accounting firm and the report of the independent registered public accounting firm, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2012, as filed with the Securities and Exchange Commission.

Members of the Audit Committee

Kenneth R. Hanks (Chair)

Robert McCashin

Howard G. Westerman, Jr.

R. Clayton Mulford

Sherrill Stone

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Selection

Grant Thornton has served as the Company’s independent registered public accounting firm since its initial appointment in 1967. The Audit Committee has appointed Grant Thornton as the Company’s independent registered public accounting firm for fiscal 2012. Representatives of Grant Thornton are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Audit and Non-Audit Fees

The following table presents fees for audit services rendered by Grant Thornton, the Company’s independent registered public accounting firm, for the audit of the Company’s annual financial statements for fiscal years 2011 and 2012, and fees billed for other services rendered by Grant Thornton.

	Fiscal Year 2011	Fiscal Year 2012
Audit Fees(1)	$460,019	$670,251
Audit-Related Fees(2)	—	26,411
Tax Fees	—	—
All Other Fees(3)	—	1,269

(1)	“Audit Fees” consist principally of fees for the audit of our consolidated annual financial statements, assessment of our internal control over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act of 2002, statutory audits of our U.K. and Singapore subsidiaries, review of our consolidated interim financial statements and procedures related to our February 2012 equity offering.

(2)	“Audit-Related Fees” consist principally of fees for due diligence services related to the acquisition of Burgess Manning GmbH during fiscal year 2012.

(3)	“All Other Fees” consist of fees paid for XBRL tagging services.

Pre-Approval Policies and Procedures

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided to the Company by its independent registered public accounting firm (except for items exempt from pre-approval requirements under applicable laws and rules). All audit and non-audit services for fiscal 2011 and fiscal 2012 were pre-approved by the Audit Committee.

SECTION 16(A) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10% of our common stock to file reports regarding ownership and changes in ownership with the SEC. Directors, executive officers and greater than 10% stockholders are required by SEC rules to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely on a review of the copies of the reports furnished to us, we believe all other directors, executive officers and greater than 10% stockholders complied with all Section 16(a) filing requirements during the year ended June 30, 2012.

STOCKHOLDER PROPOSALS FOR

2013 ANNUAL MEETING OF STOCKHOLDERS

If you would like to include a proposal in the Company’s proxy materials for the 2013 Annual Meeting of Stockholders, the proposal must be in writing and received by the Company’s Secretary at 14651 North Dallas Parkway, Suite 500, Dallas, Texas 75254 no later than May 31, 2013, and otherwise comply with all requirements of the SEC for stockholder proposals.

In addition, the Company’s Bylaws provide that any stockholder who desires to bring any business (including a nomination for the election to the board of directors) before an annual meeting must give timely written notice of the proposal to the Company’s Secretary. To be timely, the notice must be received by the Company at the above address not less than 120 nor more than 150 calendar days before the first anniversary of the date on which the Company first mailed its proxy materials for the prior year’s annual meeting. To be timely, a notice to bring a proposal before the 2013 Annual Meeting of Stockholders must be received by the Company no earlier than May 1, 2013 and no later than May 31, 2013. The notice must describe the stockholder proposal and provide certain other information required by the Company’s Bylaws.

OTHER MATTERS

As of the date of this proxy statement, the Board is not aware of any matter to be presented for stockholder action at the Annual Meeting other than the matters set forth herein. If any other matters should arise at the Annual Meeting, shares represented by proxies will be voted at the discretion of the proxy holders.

By Order of the Board of Directors,

Melissa G. Beare

Secretary

Dallas, Texas

September 25, 2012

PMFG, INC.

  IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on November 8, 2012.

Vote by Internet • Go to www.envisionreports.com/PMFG • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3.

1.	Election of Directors*:	For	Withhold		For	Withhold			+

	01 - Sherrill Stone	☐	☐	02 - Peter J. Burlage	☐	☐

*ELECTION OF DIRECTORS WITH TERMS ENDING IN 2015.

				For Against Abstain			For	Against	Abstain

2.	TO APPROVE EXECUTIVE COMPENSATION BY NON-BINDING VOTE.			☐ ☐ ☐	3.	TO RATIFY THE APPOINTMENT OF GRANT THORNTON, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2013.	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print your new address below.		Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¢	2 2 B V	+

Meeting Date:	November 8, 2012
at 9:00 a.m., central standard time

Location:	14651 North Dallas Parkway
Suite 500
Dallas, Texas 75254

Directions to the Annual Meeting:

From the North: Head south on North Dallas Parkway and take the Beltline exit, staying on the southbound service road. After crossing Quorum Drive, proceed on the service road for approximately 500 feet. You will then turn right into the entrance for The Princeton building.

From the South: Head north on the North Dallas Parkway and take the Spring Valley — Verde Valley— Quorum exit. Stay in the left lane on the service road until you reach Quorum. Make a U-turn and stay on the southbound service road for approximately 500 feet. You will then turn right into the entrance for The Princeton building.

From the East or the West: Take I-635 to the North Dallas Parkway and then follow the directions described above.

Parking is available free of charge in front of our building.

Important Notice Regarding Internet Availability of Proxy Materials for the Stockholder Meeting to be held on November 8, 2012.

The Notice of Annual Meeting of Stockholders and Proxy Statement are available at: http://www.envisionreports.com/PMFG

▼	IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.	▼

Proxy — PMFG, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR

THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 8, 2012

The undersigned stockholder of PMFG, Inc. (the “Company”) does hereby constitute and appoint Sherrill Stone, Chairman of the Board of Directors of the Company, and Melissa G. Beare, Vice President, General Counsel and Corporate Secretary of the Company, as his, her or its proxy, with full power of substitution and re-substitution, to attend the Annual Meeting of Stockholders of the Company to be held at 9:00 a.m., central standard time, on Thursday, November 8, 2012, at 14651 North Dallas Parkway, Suite 500, Dallas, Texas 75254, and any adjournment or postponement thereof, with full power to vote and act for the undersigned, in his, her or its name, and to vote all common stock of the Company held by him, her or it, to the same extent and with the same effect as the undersigned, in the manner specified below and in the Notice of Annual Meeting of Stockholders and the Proxy Statement, each dated September 25, 2012, and in their discretion, on any other matters that may properly come before the Annual Meeting. The undersigned stockholder acknowledges receipt of the Notice of Annual Meeting, the Proxy Statement and the Annual Report, each of which has been furnished herewith. The undersigned hereby revokes any other proxy previously given by him, her or it.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED AS DIRECTED HEREIN. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

IF YOU PLAN TO ATTEND THE ANNUAL MEETING AND YOUR SHARES ARE HELD IN THE NAME OF A BROKER, BANK OR OTHER NOMINEE, PLEASE BRING A STATEMENT OR LETTER FROM THE BROKER, BANK OR NOMINEE CONFIRMING YOUR OWNERSHIP OF SHARES AS OF THE RECORD DATE.

(Continued and to be marked, dated and signed, on the other side)